Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Reviva Pharmaceuticals Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (4)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity (1)	Common Stock, par value $0.0001 per share	457(o)	(1)(2)	(3)	(4)	—	—
Fees to Be Paid	Equity (1)	Preferred Stock, par value $0.0001 per share	457(o)	(1)(2)	(3)	(4)	—	—
Fees to Be Paid	Debt (1)	Debt Securities	457(o)	(1)(2)	(3)	(4)	—	—
Fees to Be Paid	Other (1)	Warrants	457(o)	(1)(2)	(3)	(4)	—	—
Fees to Be Paid	Other (1)	Subscription Rights	457(o)	(1)(2)	(3)	(4)	—	—
Fees to Be Paid	Other (1)	Units	457(o)	(1)(2)	(3)	(4)	—	—
Fees to Be Paid	Unallocated (Universal) Shelf (1)(2)	(1)(2)	457(o)	(1)(2)	(3)	$200,000,000 (4)	0.00014760	$29,520
Total Offering Amounts						$200,000,000		$29,520
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$29,520

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Reviva Pharmaceuticals Holdings, Inc.
(2)

There are being registered hereunder an indeterminate number of shares of common stock and preferred stock, an indeterminate principal amount of debt securities, an indeterminate number of warrants to purchase common stock, preferred stock or debt securities, an indeterminate number of units, and an indeterminate number of subscription rights to purchase an indeterminate number of common stock or preferred stock, from time to time, which together shall have an aggregate initial offering price not to exceed $200,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal as shall result in an aggregate offering price not to exceed $200,000,000 less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price of the securities will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered hereunder also include an indeterminate number of shares of common stock and preferred stock and amount of debt securities and any other additional securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or subscription rights or pursuant to the anti-dilution provisions of any the securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock splits, stock dividends or similar transactions.

(3)

The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.ii.b. to Item 16(b) of Form S-3 under the Securities Act.

(4)

Estimated solely for purposes of computing the registration fee. No separate consideration will be received for (i) common stock or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) preferred stock, common stock, debt securities, subscription rights or units that may be issued upon exercise of warrants registered hereby, as the case may be.